Exhibit 16

Securities and Exchange Commission	April 5, 2013

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K/A dated April 5, 2013, of SciClone Pharmaceuticals, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP